Exhibit 8.2

[Letterhead of Perkins Coie LLP]

June 3, 2014

Board of Directors

Emeritus Corporation

3131 Elliott Avenue, Suite 500

Seattle, WA 98121

Ladies and Gentlemen:

We have acted as counsel to Emeritus Corporation (the “Company”), a Washington corporation, in connection with the merger (the “Merger”) of Broadway Merger Sub Corporation (“Merger Sub”), a Delaware corporation and a direct wholly owned subsidiary of Brookdale Senior Living Inc. (“Brookdale”), a Delaware corporation, with and into the Company pursuant to the Agreement and Plan of Merger dated as of February 20, 2014 among the Company, Merger Sub and Brookdale (the “Agreement”). This opinion is being delivered in connection with the Registration Statement on Form S-4 relating to the Merger filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on even date herewith (the “Registration Statement”), to which this opinion appears as an exhibit.

You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In rendering our opinion, we have examined and relied upon the truth, accuracy and completeness of the facts, statements and representations contained in (i) the Agreement, (ii) the Registration Statement (iii) officer’s certificates with respect to each of Brookdale and the Company (“Tax Certificates”), and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In addition, we have assumed, with your permission, (i) that the Merger will be effected in accordance with the Agreement, (ii) that the statements concerning the Merger contained in the Agreement and the Registration Statement, and the representations made by the parties in the Agreement and their respective Tax Certificates, are true, correct and complete and will remain true, correct and complete at all relevant times, (iii) the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof, (iv) the performance of all covenants contained in the Agreement without waiver or breach of any material provision thereof and (v) that any representation or statement made in the Agreement or the Tax Certificates with the qualification “to the knowledge of” or “based on the belief of” Brookdale or the Company or other similar qualification, is true, correct and complete and will remain true, correct and complete at all relevant times, in each case without such qualification.

Emeritus Corporation

June 3, 2014

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, it is our opinion that (1) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) although it does not purport to discuss all possible United States federal income tax consequences of the Merger, the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” though general in nature, constitutes, in all material respects, a fair and accurate summary of the material United States federal income tax consequences of the Merger.

Our opinion is based on the applicable provisions of the Code, Treasury Regulations promulgated or proposed thereunder, court decisions and administrative interpretations, all as in effect as of the date hereof, and which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described in the Registration Statement. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position.

This opinion is expressed as of the date hereof, and we undertake no responsibility to advise you of any subsequent changes of the facts stated or assumed herein, or of any new developments in the application or interpretation of the United States federal income tax laws. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. This opinion addresses only the matters of United States federal income taxation specifically described under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement. This opinion does not address any other United States federal tax consequences or any state, local or foreign tax consequences that may result from the Merger or any other transaction undertaken in connection with or in contemplation of the Merger.

We are furnishing this letter in our capacity as counsel to the Company for use in connection with the Registration Statement. We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as Exhibit 8.2 to the

Emeritus Corporation

June 3, 2014

Registration Statement and to the use of our name under the captions “Legal Matters” and “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Perkins Coie LLP